Exhibit 3.4

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING CUMULATIVE
PREFERRED STOCK

OF

SENSEI BIOTHERAPEUTICS, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

Sensei Biotherapeutics, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.
Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority conferred upon the Board of Directors of the Corporation (the “Board”) in accordance with the Corporation’s Amended and Restated Certificate of Incorporation, and the Corporation’s Amended and Restated Bylaws, the Board adopted the following resolutions respecting the Corporation’s Series A Junior Participating Cumulative Preferred Stock, which resolutions have not been amended or rescinded:

WHEREAS, effective March 7, 2023, the special committee of the Board authorized the issuance of a series of 25,000 shares of Series A Junior Participating Cumulative Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”); and

WHEREAS, the Board deems it advisable and in the best interest of the Corporation and its stockholders to eliminate the Series A Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designations of Series A Preferred Stock previously filed with the Secretary of State of the State of Delaware with respect to such Series A Preferred Stock (the “Certificate of Designations”);

RESOLVED FURTHER, that the President and Chief Executive Officer, Chief Financial Officer, or General Counsel and Secretary of the Corporation (each, an “Authorized Officer”) be, and each of them individually hereby is, authorized and directed to take any and all actions as any of such Authorized Officers deem necessary and appropriate to eliminate such Series A Preferred Stock, including to execute and file, or cause to be executed and filed, a Certificate of Elimination of the Series A Preferred Stock (the “Certificate of Elimination”) with the Secretary of State of the State of Delaware; and

RESOLVED FURTHER, that when the Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Corporation’s

Amended and Restated Certificate of Incorporation, all matters set forth in the Certificate of Designations with respect to such Series A Preferred Stock, and all of the shares that were designated as Series A Preferred Stock shall be returned to the status of preferred shares of the Corporation, without designation as to series.

2.
This Certificate of Elimination shall be effective as of March 26, 2025 (the “Effective Date”).

3.
In accordance with Section 151(g) of the DGCL, effective as of the Effective Date, all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock, previously filed with the Secretary of State of the State of Delaware on March 7, 2023, are hereby eliminated.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly Authorized Officer this 26th day of March, 2025.

SENSEI BIOTHERAPEUTICS, INC.

/s/ Christopher W. Gerry
Christopher W. Gerry
General Counsel and Secretary